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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                         Entertainment Properties Trust
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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CONTACTS
Media:                     Jon Weis                           (888) EPR-REIT
Shareholders:              MacKenzie Partners, Inc.           (800) 322-2885

                     LEADING PROXY ADVISORY FIRM RECOMMENDS
                   VOTING FOR EPR TRUSTEE NOMINEE, SCOTT WARD

         KANSAS CITY, MISSOURI - April 20, 2001 - Entertainment Properties Trust (NYSE: EPR) announced today that the company has received the endorsement of Institutional Shareholder Services ("ISS") in its current proxy contest with BRT Realty Trust.

         ISS, the nation's largest independent shareholder advocate and proxy advisory firm, recommended that shareholders support EPR's nominee, Mr. Scott Ward, for re-election to EPR's board of trustees. In recommending Mr. Ward, ISS stated "The company's operational performance has been stellar over the last three years ... It appears that the current strategies of the company have been effective as reflected by the company's operational performance as well as its stock performance ... ISS believes that it would be in the best interests of all shareholders for the company to 'stay the course.'"

         ISS went on to state "Clearly shareholder value has increased over the past three years for the company with the current board at the helm and there is no compelling evidence to suggest that management is entrenched or not working towards the best interests of all shareholders."

         David Brain, EPR's president and chief executive officer commented, "We are very pleased to have received this important endorsement and vote of confidence from ISS. Mr. Ward has been an outstanding trustee and has played an important role in our company's success. We are glad that ISS believes in EPR's management, took notice of our accomplishments, and was not distracted by BRT's rhetoric which we believe was often inaccurate and self-serving.

         "As we have previously said and as our current board demonstrates," continued Mr. Brain, "we are not opposed to having qualified, independent trustees serve on our board. We are opposed, however, to having Mr. Gould serve on our board. He was unanimously rejected by our nominating committee and now has been rejected as well by ISS, the most influential independent shareholder advocate in the country."

         In supporting EPR's nominee Mr. Ward and rejecting BRT's candidate, Fred Gould, ISS recommended against a key condition to the consummation of BRT's partial tender offer. ISS noted that "Mr. Gould, himself, also admitted to ISS that it is highly unlikely that his tender offer will materialize."


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         EPR shareholders are encouraged to indicate their support for Mr. Ward and EPR's trustees by returning the BLUE proxy card today, voting for Scott Ward, and ignoring any further correspondence from BRT Realty or Mr. Gould. Shareholders who have questions about the upcoming annual meeting, the election of the trustee or BRT's partial tender offer are encouraged to contact the company's proxy solicitor, MacKenzie Partners at (800) 322-2885, or to call the company directly at (888) EPR-REIT.

         EPR's 2001 annual meeting of shareholders will be held at 10:00 A.M. on May 9, 2001 at the Leawood Town Center Theatre, in Leawood, Kansas.

                                      # # #

         Entertainment Properties Trust is a specialty finance company organized as a real estate investment trust (REIT) whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common shares of beneficial interest are traded on the New York Stock Exchange under the ticker symbol EPR. The Entertainment Properties Trust company address is 30 Pershing Road, Suite 201, Kansas City, Missouri 64108. 888-EPR-REIT. FAX 816-472-5794. The company's website is located at http://www.eprkc.com.